OFFICER'S CERTIFICATE OF THE SERVICER
                  RE: ANNUAL STATEMENT AS TO COMPLIANCE

The  undersigned,  each a duly authorized  representative  of Irwin Union Bank and Trust Company as Master Servicer ("Master Servicer") pursuant to the Sale and Servicing Agreement dated as of May 31, 1998, by and among Bear Stearms Asset Backed Securities, Inc., as Depositor, Irwin Funding Corp., as Seller, Irwin Union Bank and Trust Company, as Master Servicer, The Irwin Revolving Home Equity Loan Trust 1998-1, as Issuer, and Norwest Bank Minnesota, National Association, as Indenture Trustee (as such agreement may be amended, supplemented or other wise modified from time to time, the "Sale and Servicing Agreement"), do hereby certify as follows:

A.
Capitalized terms used in this Certificate have their respective meanings set forth in the Sale and Servicing Agreement. References herein to certain Sections and subsections are references to the respective Sections and subsections of the Sale and Servicing Agreement.

B.
This Certificate is being delivered pursuant to Section 3.14 of the Sale and Servicing Agreement.

C.
The Master Servicer is the Master Servicer under the Sale and Servicing
Agreement.

D.
The undersigned are duly authorized Officers of the Master Servicer.

E.
A review of the activities of the Master Servicer during the 1998 fiscal year and of its performance under the Servicing Agreement has been made under our supervision.

F.
To the best of our knowledge, based on the above-mentioned review, the Master Servicer has fulfilled all of their obligations under the Sale and Servicing Agreement and any applicable Supplements throughout the 1998 fiscal year.

IN WITNESS WHEREOF, the Servicer has caused this Certificate to be executed and delivered on its behalf by its duly authorized officers on this 28th day of May, 1999.

IRWIN UNION BANK AND TRUST COMPANY

Attest:

Fern P. Prosnitz
Assistant Secretary

By:
Elena Delgado
Senior Vice President
Home Equity Lending